                                                                 EXHIBIT 8.1


            [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]


                                 June 10, 1998

Raintree Resorts International, Inc.
10000 Memorial Drive, Suite 480
Houston, Texas  77024

Dear Sir or Madam:

        We are acting as counsel to Raintree Resorts International, Inc., a Nevada corporation ("RRI US"). RRI US and CR Resorts Capital S. de R.L. de C.V., a Mexican indirect subsidiary of RRI US ("CR Mexico" and, together with RRI US the "Issuers") propose to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (Form No. 333-49065) (the "Registration Statement") with respect to the registration of its 13% Redeemable Senior Notes due 2004, Series B (the "Registered Notes") in connection with the Issuer's offer to exchange $1,000 principal amount of its Registered Notes for each $1,000 principal amount of their outstanding 13% Redeemable Senior Notes due 2004, Series A, of which $100.0 million principal amount is outstanding, as required by the Registration Rights Agreement and the Indenture. In addition, the Issuers have prepared, and we have reviewed, a prospectus which is contained in and made a part of the Registration Statement (the "Prospectus"). In rendering the opinion set forth below we have relied upon the facts stated in the Prospectus and upon such other documents as we have deemed appropriate, including representations of RRI US referred to in the Prospectus. Undefined capitalized terms are defined in the Registration Statement.

        The following opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated under the Code, judicial authority and current published revenue rulings and procedures, all as of the date of this letter, and all of which may change at any time. Any change in the relevant law could change our conclusions and render our opinion inapplicable. This opinion represents our best legal judgment and has no binding effect on the Internal Revenue Service (the "IRS") or any court. Accordingly, no assurance can be given that the IRS or a court would concur with the conclusions reached herein.

                                                                     EXHIBIT 8.1


AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.


Raintree Resorts International, Inc.
June 10, 1998
Page 2


        Based on and subject to the foregoing, it is our opinion that an exchange of Outstanding Notes for Registered Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of Outstanding Notes. Thus, pursuant to the Exchange Offer U.S. holders of the Notes should not recognize taxable gain or loss upon the exchange of the Notes for the Registered Notes. Fur purposes of determining gain or loss upon the subsequent sale of exchange of the Notes, a Holder's basis in the Notes should be the same as such Holder's basis in Registered Notes exchanged therefor. In addition, Holders should be considered to have held the Notes from the time of the original acquisition of the Registered Notes.

        The opinion is furnished to you for use in connection with the Registration Statement and may be relied upon by U.S. holders of Outstanding Notes in connection with the exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer. Except as specifically provided in the previous sentence, this opinion may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Maters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.



                                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                   /s/ Akin, Gump Strauss, Hauer & Feld, L.L.P.